Exhibit 10.2

GUARANTY OF COLLECTION

THIS GUARANTY OF COLLECTION is made as of August 23, 2019 (this “Agreement”) by Sinclair Broadcast Group, Inc., a Maryland corporation (the “Guarantor”), to and for the benefit of the Preferred Members (as defined in the Amended and Restated Limited Liability Company Agreement of Diamond Sports Holdings LLC, a Delaware limited liability company (the “Primary Obligor”), dated August 23, 2019 (the “LLC Agreement”)), with respect to the obligations of the Primary Obligor, in respect of the Preferred Units (as defined in the LLC Agreement), and is acknowledged by the Designated Preferred Party (as defined below) on behalf of the Preferred Members from time to time.

RECITALS:

WHEREAS, immediately prior to the issuance of the Preferred Units, the Primary Obligor is an indirect wholly-owned subsidiary of the Guarantor;

WHEREAS, substantially concurrently with the execution of this Agreement, Diamond Sports Group, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of the Primary Obligor (“DSG”), is purchasing all of the outstanding equity interests of Fox Sports Net, LLC, a Delaware limited liability company, pursuant to the terms and conditions of that certain Equity Purchase Agreement, dated as of May 3, 2019, by and among DSG, The Walt Disney Company, a Delaware corporation, and Fox Cable Networks, LLC, a Delaware limited liability company;

WHEREAS, pursuant to the Equity Commitment Letter, dated May 3, 2019, by and between JPMorgan Chase Funding Inc. (the “Designated Preferred Party”) and the Primary Obligor (the “JPMorgan ECL”), the Designated Preferred Party has committed to contribute up to $1,025,000,000 to the Primary Obligor in exchange for preferred equity interests in the Primary Obligor, as such amount may be reduced pursuant to the JPMorgan ECL (the “Preferred Investment”);

WHEREAS, the delivery of this Agreement is a condition precedent to the Designated Preferred Party’s obligations under the JPMorgan ECL;

WHEREAS, pursuant to the Purchase Agreement, dated as of the date hereof, by and among the Primary Obligor, the Guarantor and the Designated Preferred Party’s (the “Purchase Agreement”), the Designated Preferred Party’s shall contribute the Preferred Investment in exchange for Preferred Units; and

WHEREAS, the Guarantor will directly benefit from the Preferred Investment being made by the Designated Preferred Party to the Primary Obligor;

NOW, THEREFORE, as an inducement to the Designated Preferred Party to make the Preferred Investment to the Primary Obligor, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:

1. Guaranty. Subject to the terms and conditions set forth in this Agreement, the Guarantor hereby irrevocably, unconditionally, absolutely and directly agrees to pay to the Preferred Members amounts owed to the Preferred Members with respect to the payment obligations of the Primary Obligor under the Preferred Units as set forth in the LLC Agreement (as adjusted pursuant to Sections 2 and 3 below, the “Guaranteed Obligations”).

2. Guaranty of Collection and Not of Payment. This Agreement is a guaranty of collection only and not of payment, and the Guarantor shall not be obligated to make any payment hereunder until each of the following has been satisfied:
(a) the Primary Obligor shall have failed to make a payment in cash in full due to the Preferred Members in respect of such Guaranteed Obligations;
(b) the Preferred Members shall have exhausted all Investor Remedies as described in the definition of “Investor Remedies” in Section 3; and
(c) the Preferred Members shall have failed to collect the full amount of the Guaranteed Obligations in cash after exhausting all Investor Remedies.
3. Payment of Guaranty.
(a)    Chapter 11 Effective Date Payment. Upon the occurrence of a Chapter 11 Effective Date (as defined below) and subject to the requirements of Section 2, the Guarantor shall no later than one (1) Business Day (as defined in the LLC Agreement) following the Chapter 11 Effective Date make a cash payment to the Preferred Members in an amount equal to the excess, if any, of (x) the total outstanding amount of the Guaranteed Obligations as of the Chapter 11 Effective Date over (y) the sum of (A) the Plan Value (as defined below) of any assets that the Preferred Members are entitled to receive pursuant to the Plan (as defined below) in respect of the Preferred Units, and, without duplication, (B) the Appraised Value (as defined below) of any assets that the Preferred Members are entitled to receive pursuant such Plan in respect of the Preferred Units for which the Plan has not ascribed a Plan Value.
(b)     Chapter 11 Recovery Date Payment. Notwithstanding anything to the contrary in this Agreement, upon the occurrence of a Chapter 11 Recovery Date (as defined below) and subject to the requirements of Section 2, no later than one (1) Business Day following the Chapter 11 Recovery Date the Guarantor shall make a cash payment to the Preferred Members in an amount equal to the excess, if any, of the total outstanding amount of Guaranteed Obligations as of the Chapter 11 Recovery Date minus, without duplication, the sum of (A) any amounts in cash actually received by the Preferred Members in respect of the Preferred Units as of the Chapter 11 Recovery Date through the exercise of Investor Remedies and (B) amounts paid in cash by the Guarantor to the Preferred Members in respect of the Preferred Units.
(c)    Chapter 7 Recovery Date. Notwithstanding anything to the contrary in this Agreement, upon the occurrence of a Chapter 7 Recovery Date (as defined below) and subject to the requirements of Section 2, no later than one (1) Business Day following the Chapter 7 Recovery Date the Guarantor shall make a cash payment to the Preferred Members in an amount equal to the excess, if any, of the total outstanding amount of Guaranteed Obligations as of the Chapter 7 Recovery Date minus, without duplication (A) any amounts in cash actually received by the Preferred Members as of the Chapter 7 Recovery Date through the exercise of Investor Remedies in respect of the Preferred Units and (B) any amounts paid in cash by the Guarantor to the Preferred Members in respect of the Preferred Units.
(d)    Delivery and Assignment of Non-Cash Assets, Interests or Rights. On or prior to any Chapter 7 Recovery Date or Chapter 11 Recovery Date, the Preferred Members shall, to the extent not prohibited or restricted by applicable law (any asset so prohibited or restricted a “Restricted Asset”), deliver and assign to the Guarantor any non-cash assets that the Preferred Members have received (including any interests in a liquidation or litigation trust or any securities) on account of the Preferred

Units in the applicable chapter 7 or chapter 11 proceeding in exchange for a cash payment equal to the Plan Value of such non-cash assets (or the Appraised Value of such non-cash assets if no Plan Value is ascribed).
(e)    Limitations. Notwithstanding anything to the contrary herein, the aggregate amount of Guaranteed Obligations due and payable to the Preferred Members under this Guaranty shall not exceed the total amount of Guaranteed Obligations minus any amounts in cash recovered by the Preferred Members in respect of the Preferred Units through any sales made to the Guarantor as described in Section 3(d), the exercise of Investor Remedies or otherwise with respect to the outstanding amounts due to such Preferred Members under the LLC Agreement.
(f)    Guarantor’s Rights Following Payment of Guaranty. Following the payment in full in cash of the Guaranteed Obligations, (x) the Guarantor shall be entitled to, and the Preferred Members shall assign all right and title to, any further distributions on account of the Preferred Units, (y) to the extent any Preferred Member receives any further distributions on account of the Preferred Units, such Preferred Member shall immediately turn over such distributions to the Guarantor and (z) the Preferred Members shall distribute the proceeds of any sale or dispositions from (or income received on behalf of) any Restricted Assets to the Guarantor.
(g)    Definitions.
The term “Appraised Value” shall mean, with respect to any asset (including any warrants or any rights in a liquidation or litigation trust) for which there is no Plan Value, the fair market value thereof as determined by an independent third-party valuation expert, mutually acceptable to Guarantor and the Designated Preferred Party (or, if the Designated Preferred Party then holds less than 5% of the Preferred Units issued on the Closing Date (as defined in the LLC Agreement), holders representing the majority of the then-outstanding Preferred Units) (with the Guarantor responsible for any costs of such appraisal). The Guarantor and Designated Preferred Party or the holders representing the majority of the then-outstanding Preferred Units, as applicable, shall consult in good faith to determine whether the costs and burden of appraising the value of assets outweighs the potential Appraised Value and may, subject to the consent of both parties in their respective sole discretion, assign a mutually agreeable Appraised Value without an independent third-party valuation expert.

The term “Bankruptcy Code” shall mean title 11 of the United States Code, as amended from time to time.

The term “Guaranteed Obligations” shall mean, for the purposes of Sections 2 and 3, as of any date of determination, an amount equal 100% of the Preferred Liquidation Amount (as defined in the LLC Agreement) as of such date of determination that has not been paid in cash (including, without limitation, any Preferred Unpaid Yield (as defined in the LLC Agreement) that has accrued and remains unpaid for the period from the date of commencement of any Insolvency Event (as defined below) through the date of payment in full and in cash of the Guaranteed Obligations), regardless of (x) whether such amounts would be due pursuant to Section 7.6 of the LLC Agreement or any other provision or section of the LLC Agreement, (y) any automatic stay resulting from such Insolvency Event and (z) whether such amount (including post-petition Preferred Unpaid Yield) is allowed or allowable under the Bankruptcy Code.

The term “Investor Remedies” shall mean all rights and remedies at law and in equity that the Preferred Members may have against the Primary Obligor or any other person or entity (other than the Guarantor) (“Person”) that has provided support or committed to provide cash or cash-like distributions in respect of the applicable Guaranteed Obligations, to collect, or obtain payment of, the Guaranteed Obligations, including, without limitation, bankruptcy, insolvency, foreclosure or similar proceedings, litigation and collection on all applicable insurance policies (if any); provided that, upon the occurrence of an Insolvency Event, for the purposes of Section 2 and 3, Investor Remedies shall be deemed to have been exhausted no later than the earliest of:

(i)
in any case of the Primary Obligor under chapter 11 of the Bankruptcy Code (other than a chapter 11 case converted to a case under chapter 7 of the Bankruptcy Code), the nine month anniversary (the “Chapter 11 Recovery Date”) of the effective date (the “Chapter 11 Effective Date”) of a confirmed plan of reorganization or liquidation (a “Plan”); or

(ii)
in any case by or against the Primary Obligor that is filed under chapter 7 of the Bankruptcy Code (or in a chapter 11 case of the Primary Obligor that is converted to a case under chapter 7 of the Bankruptcy Code), the date (the “Chapter 7 Recovery Date”) that is the earliest of:

a.	the date the Preferred Members receive a final distribution from the bankruptcy estate;

b.	the date such case has been finally resolved or closed; or

c.	the one-year anniversary of the conversion to, or filing of, such case under chapter 7 of the Bankruptcy Code.
The term “Insolvency Event” shall mean the occurrence of any of the following events:

(A) there shall have been the entry by a court of competent jurisdiction of (i) a decree or order for relief in respect of the Primary Obligor or DSG in an involuntary case or proceeding under the Bankruptcy Code or (ii) a decree or order adjudging the Primary Obligor or DSG bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Primary Obligor or DSG under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Primary Obligor or DSG or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

(B) (i) the Primary Obligor or DSG commences a voluntary case or proceeding under the Bankruptcy Code or any other case or proceeding to be adjudicated bankrupt or insolvent, (ii) the Primary Obligor or DSG consents to the entry of a decree or order for relief in respect of the Primary Obligor or DSG in an involuntary case or proceeding under the Bankruptcy Code or to the commencement of any bankruptcy or insolvency case or proceeding against it, (iii) the Primary Obligor or DSG files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (iv) the Primary Obligor or DSG (1) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Primary Obligor or DSG or of any substantial part of its respective properties, (2) makes an assignment for the benefit of creditors or (3) admits in writing its inability to pay its debts generally as they become due or (v) the Primary Obligor or DSG takes any corporate action in furtherance of any such actions in this paragraph (B).

The term “Plan Value” shall mean, with respect to any asset to be distributed to holders of the Preferred Units under a Plan (including any warrants or any rights in a liquidation or litigation trust), the definitive value ascribed thereto in a plan of reorganization or liquidation confirmed by the bankruptcy court in any case under chapter 11 of the Bankruptcy Code.

4. Ranking. Subject to the terms and conditions set forth in this Agreement, the Guaranteed Obligations shall be subordinated in right of payment to any and all Indebtedness of the Guarantor (as defined in the Seventh Amended and Restated Credit Agreement, dated as of the date hereof, among Sinclair Television Group, Inc., a Maryland corporation (“STG”), as borrower, the Guarantor, as a guarantor, the other guarantors party thereto, J.P. Morgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, as amended, restated, supplemented or otherwise modified) (the “STG Credit Agreement”) and all other contractual and legal liabilities and obligations of the Guarantor. For the avoidance of doubt, Indebtedness of the Guarantor includes the guarantees of STG’s obligations under (i) the STG Credit Agreement and (ii) various indentures related to STG’s publicly or privately issued and outstanding senior notes. The Guaranteed Obligations shall be senior only to the rights of the common equity holders of the Guarantor. For the avoidance of doubt, the guaranty set forth in this Agreement shall be the sole recourse of the Preferred Members against the Guarantor with respect to the Preferred Units.

5. Notice. As a condition to the enforcement of this Agreement, the Guarantor shall have received written notice of any failure by the Primary Obligor to pay any Guaranteed Obligations to the Preferred Members, which notice shall include (i) a representation from the Preferred Members that each of the conditions to the Guarantor being obligated to make a payment hereunder have been satisfied, including that the Preferred Members have exhausted all Investor Remedies in accordance with Section 2 and failed to collect the full amount of Guaranteed Obligations and (ii) the amount of Guaranteed Obligations due and owing to the Preferred Members following exercise of Investor Remedies. Except for the notice required under the preceding sentence, the Guarantor hereby waives notice of acceptance of this Agreement, demand of payment, presentment of this or any instrument, notice of dishonor, protest and notice of protest, or other action taken in reliance herein and all other demands and notices of any description in connection with this Agreement. Subject to Sections 2 and 3, the Guarantor further waives and forgoes all defenses which may be available by virtue of any valuation, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets, and all suretyship defenses generally.

6. Absolute Obligation. Subject to the provisions of Sections 1, 2, 3, 4, 5 and 12, the obligations of the Guarantor hereunder shall be absolute and unconditional and shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any setoff, counterclaim, deduction, diminution, abatement, suspension, reduction, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations, provided that the obligations of the Guarantor with respect to any Preferred Units shall be released automatically, and with no further action or documentation necessary, upon redemption of any such

Preferred Units in accordance with the LLC Agreement. Without limiting the generality of the foregoing, subject to the provisions of Sections 1, 2, 3, 4, 5 and 12, the obligations of the Guarantor hereunder shall not be released, discharged, impaired or otherwise affected by any circumstance or condition whatsoever (whether or not the Primary Obligor, the Guarantor or the Preferred Members have knowledge thereof) which may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor as a matter of law or equity (other than the indefeasible payment in full of all of the Guaranteed Obligations), including, without limitation:

(a) any amendment, modification, addition, deletion or supplement to or other change to any of the terms of the LLC Agreement, or any assignment or transfer of any thereof, or any furnishing, acceptance, surrender, substitution, modification or release of any security for, or guaranty of, the Guaranteed Obligations; provided, however, that any amendments, waivers or modifications of the terms of the LLC Agreement that impact or have the effect of modifying payment of Guaranteed Obligations under this Agreement shall require the express written consent of the Guarantor (not to be unreasonably withheld);

(b) any failure, omission or delay on the part of the Primary Obligor to comply with any term of the LLC Agreement;

(c) any waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements contained in the LLC Agreement or any delay on the part of the Preferred Members to enforce, assert or exercise any right, power or remedy conferred on the Preferred Members in the LLC Agreement;

(d) any extension of the time for payment of the liquidation preference of or premium (if any) or distributions on any of the Guaranteed Obligations, or of the time for performance of any other obligations, covenants or agreements under or arising out of the LLC Agreement or any of them, or the extension or the renewal thereof;

(e) to the extent permitted by applicable law, any voluntary or involuntary bankruptcy, insolvency, reorganization, moratorium, arrangement, adjustment, readjustment, composition, assignment for the benefit of creditors, receivership, conservatorship, custodianship, liquidation, marshaling of assets and liabilities or similar proceedings with respect to the Primary Obligor or the Guarantor of its respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding (including, without limitation, any automatic stay incident to any such proceeding);

(f) any limitation, invalidity, irregularity or unenforceability, in whole or in part, limiting the liability or obligation of the Primary Obligor or the Preferred Members’ right to a deficiency judgment against the Primary Obligor, the Guarantor or any other Person; and

(g) any other act, omission, occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance which might otherwise constitute a legal or equitable defense, release or discharge (including the release or discharge of the liabilities of a guarantor or surety or which might otherwise limit recourse against the Primary Obligor, the Guarantor or any other Person, whether or not the Primary Obligor, the Guarantor or the Preferred Members shall have notice or knowledge of the foregoing).

7. Subrogation. To the extent that the Guarantor shall have made any payments under this Agreement, the Guarantor shall be subrogated to, and shall acquire, all rights of the Preferred Members against the Primary Obligor with respect to such payments, including, without limitation, (a) all rights of subrogation, reimbursement, exoneration, contribution or indemnification and (b) all rights to participate in any claim or remedy on behalf of any Preferred Members against the Primary Obligor, in each case, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Primary Obligor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right; provided, however, that the Guarantor shall not exercise any right of subrogation, contribution, indemnity or reimbursement or any other rights it may have now or hereafter have, and any and all rights of recourse to the Primary Obligor or any of its assets with respect to any payment it makes under this Agreement until the Preferred Units have been repurchased, redeemed or repaid in full in cash. If any amount is paid to the Guarantor in violation of the foregoing limitation, then such amount shall be held in trust for the benefit of the Preferred Members and shall forthwith be paid to the Preferred Members to reduce the amount of the Guaranteed Obligations, whether matured or unmatured. For the avoidance of doubt, this Agreement shall not limit the ability of the Guarantor or its subsidiaries to ask for, sue, demand, receive and retain payments and other consideration from the Primary Obligor in respect of obligations of the Primary Obligor to the Guarantor which do not arise under this Agreement.

8. Continuity of Guaranteed Obligations; Bankruptcy or Insolvency. If all or any part of any payment applied to any Guaranteed Obligations is or must be recovered, rescinded or returned to the Primary Obligor, the Guarantor or any other Person (other than the Preferred Members) for any reason whatsoever (including, without limitation, bankruptcy or insolvency of any party), such Guaranteed Obligations shall be deemed to have continued in existence and this Agreement shall continue in effect as to such Guaranteed Obligations, all as though such payment had not been made. For the avoidance of doubt, the bankruptcy, insolvency or dissolution of, or the commencement of any case or proceeding under any bankruptcy, insolvency or similar law in respect of, the Primary Obligor shall not require the Guarantor to make any payment under this Agreement until all of the conditions in Sections 2, 3 and 5 have been satisfied (including, without limitation, the exhaustion of all Investor Remedies in accordance with Section 2).

9. Fraudulent Conveyance. Notwithstanding any provision of this Agreement to the contrary, it is intended that this Agreement and the Guarantor’s guarantee of the Guaranteed Obligations hereunder shall not constitute a Fraudulent Conveyance (as defined below). Consequently, the Guarantor agrees that if this Agreement or the Guarantor’s guarantee of the Guaranteed Obligations hereunder would, but for the application of this sentence, constitute a Fraudulent Conveyance, this Agreement and such guarantee shall be valid and enforceable only to the maximum extent that would not cause this Agreement or such guarantee to constitute a Fraudulent Conveyance, and this Agreement shall automatically be deemed to have been amended accordingly at all relevant times. For purposes of this Section 9, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

10. No Waiver. No delay or omission on the part of the Preferred Members in exercising any rights hereunder shall operate as a waiver of such rights or any other rights, and no waiver of any right on any one occasion shall result in a waiver of such right on any future occasion or of any other rights; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

11. Miscellaneous.

(a) The laws (excluding conflict of laws rules and principles) of the State of New York shall in all respects govern this Agreement and the construction and interpretation of its terms. Each party hereto irrevocably consents to the exclusive personal jurisdiction of the federal and state courts sitting in New York County, New York with respect to matters arising out of or related to this Agreement.

(b) This Agreement shall inure to the benefit of and be binding upon the Guarantor and its successors and assigns and the Preferred Members and their permitted successors and assigns and is not intended to confer upon any third party any rights or remedies hereunder and shall not be construed as for the benefit of any third party.

(c) This Agreement and the LLC Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties related thereto.

(d) Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

(e) Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

(f) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11(f); provided that receipt of copies of such counterparts is confirmed.

12. Amendment and Notices.

(a) Any provision of this Agreement may be amended, modified, supplemented, restated, terminated or waived by a written agreement that has been approved by (i) the Guarantor and (ii) the written consent of the Preferred Members representing a majority of the then-outstanding Preferred Units.

(b) All notices and other communications hereunder will be in writing and given in accordance with Section 11.1 of the LLC Agreement.

13. Limitation on Suits. No Preferred Members shall have the right to institute any proceeding, judicial or otherwise, with respect to this Agreement unless (i) in the case of the Designated Preferred Party, the Designated Preferred Party (and its Affiliates (as defined in the LLC Agreement)) holds at least 5% of the Preferred Units issued on the Closing Date or (ii) in the case of any other Preferred Member, such Preferred Member holds Preferred Units with a Preferred Liquidation Amount equal to or greater than 25% of the aggregate Preferred Liquidation Amount for all outstanding Preferred Units.

[The next page is the signature page]

IN WITNESS WHEREOF, the Guarantor has executed this Agreement as of the date first above written.

Sinclair Broadcast Group, Inc., as Guarantor

By:	/s/ Christopher Ripley
Name: Christopher Ripley
Title: President and Chief Executive Officer

[Signature Page to Guaranty of Collection]

ACCEPTED AND AGREED TO:

JPMorgan Chase Funding Inc.

By:	/s/ Joseph Ferraiolo
Name: Joseph Ferraiolo
Title: Executive Director

[Signature Page to Guaranty of Collection]